UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             July 31, 2006

AEP INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

125 Phillips Avenue, South Hackensack, New Jersey		07606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (201) 641-6600

(Former name or former address, if changed since last report)  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into A Material Definitive Agreement.

On August 1, 2006, AEP Industries Inc. (the “Company”) entered into a Purchase Agreement, dated as of such date (the “Purchase Agreement”), by and among the Company, AEP Industries Finance Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Buyer”), Third Point LLC, a Delaware limited liability company (“Third Point”), Daniel S. Loeb, managing member of Third Point, and certain funds advised or managed by Third Point owning shares of common stock of the Company (collectively, “Sellers”).  Pursuant to the terms of the Purchase Agreement, Sellers agreed to sell to the Company and Buyer an aggregate of 850,000 shares of common stock of the Company for an aggregate purchase price of $30,600,000 in cash (representing a per-share purchase price of $36.00).  The repurchase, which closed on August 2, 2006 with respect to 505,000 shares and on August 3, 2006 with respect to the remaining 345,000 shares, reduces Third Point’s, Mr. Loeb’s and Sellers’ beneficial ownership of the Company’s common stock from approximately 23% to approximately 15%.  Under the Purchase Agreement, Third Point, Mr. Loeb and Sellers also agreed, for a period of two years from the second closing date, among other things, not to directly or indirectly acquire any voting securities of the Company, engage in any proxy solicitations with respect to the Company, seek to control the Company or influence its policies or assist or encourage others to take any of the foregoing actions.

Under the Purchase Agreement, the Sellers also requested that the Company file a registration statement with respect to the Sellers’ remaining shares in accordance with the Company’s obligations under the Agreement, dated as of February 4, 2005 (the “Third Point Agreement”), by and among the Company, Sellers, Bradley Louis Radoff (“Mr. Radoff”) and J. Brendan Barba (“Mr. Barba”).  The Third Point Agreement is set forth on Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed February 10, 2005.

In connection with the repurchase transactions, the Company also entered into a Termination and Amendment Agreement, dated as of August 2, 2006 (the “Termination and Amendment Agreement”), by and among the Company, Third Point, Sellers, Mr. Radoff and Mr. Barba, which terminates the right of Sellers under the Third Point Agreement to designate up to two persons to be appointed and elected to the Board of Directors of the Company.

In addition, on July 31, 2006, the Company entered into an amendment to the Loan and Security Agreement with Wachovia Bank N.A. (successor to Congress Financial Corporation), as initial lender thereunder and as agent for the lenders thereunder (the “Amendment to Loan and Security Agreement”), in connection with the repurchase transactions specified above.  The Amendment to Loan and Security Agreement, among other things, increases the Company’s “basket” for dividends, stock repurchases and certain redemptions and repayments of indebtedness to $75 million from $50 million for the Company’s fiscal year ending October 31, 2006.

The Purchase Agreement, Termination and Amendment Agreement and Amendment to Loan and Security Agreement are filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and are hereby incorporated herein by reference.  A copy of the press release announcing the repurchase transactions is attached as Exhibit 99.1 hereto.

Item 8.01               Other Events.

On August 1, 2006, the Company also announced that its Board of Directors authorized a stock repurchase program under which the Company may purchase up to $15 million of its common stock.  Repurchases may made in the open market, in privately negotiated transactions or by other means, from time to time, subject to market conditions, applicable legal requirements and other factors.  The program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.  A copy of the press release announcing the authorization is attached as Exhibit 99.1 hereto.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated as of August 1, 2006, by and among AEP Industries Inc., AEP Industries Finance Inc., Third Point LLC, Daniel S. Loeb, and the Third Point affiliated funds party thereto.

10.2

Termination and Amendment Agreement, dated as of August 2, 2006, by and among AEP Industries Inc., Third Point LLC, Bradley Louis Radoff, J. Brendan Barba and the Third Point affiliated funds party thereto.

10.3

Amendment No. 8 to Loan and Security Agreement, dated July 31, 2006, by and among AEP Industries Inc., Wachovia Bank, National Association (successor to Congress Financial Corporation), as Agent, and the financial institutions party thereto.

99.1	Joint Press Release dated August 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.
(Registrant)

Date: August 3, 2006
	By:	/s/ Paul M. Feeney
Paul M. Feeney
Executive Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement, dated as of August 1, 2006, by and among AEP Industries Inc., AEP Industries Finance Inc., Third Point LLC, Daniel S. Loeb, and the Third Point affiliated funds party thereto.

10.2

Termination and Amendment Agreement, dated as of August 2, 2006, by and among AEP Industries Inc., Third Point LLC, Bradley Louis Radoff, J. Brendan Barba and the Third Point affiliated funds party thereto.

10.3

Amendment No. 8 to Loan and Security Agreement, dated July 31, 2006, by and among AEP Industries Inc., Wachovia Bank, National Association (successor to Congress Financial Corporation), as Agent, and the financial institutions party thereto.

99.1	Joint Press Release dated August 1, 2006.